Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

RE/MAX/KEMCO PARTNERSHIP, L.P., D/B/A RE/MAX OF TEXAS,

RE/MAX, LLC

AND

RICHARD FILIP, CHARLES EL-MOUSSA, BRIAN PARKER AND PHILIP LEUNG

dated as of

December 31, 2012

i

TABLE OF CONTENTS

(continued)

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 31, 2012, is entered into by and among RE/MAX/KEMCO Partnership, L.P., d/b/a RE/MAX of Texas, a Texas limited partnership (“Seller”), RE/MAX, LLC, a Delaware limited liability company (“Buyer”), and Richard Filip, Charles El-Moussa, Brian Parker and Philip Leung (collectively, the “Partners”).

RECITALS

WHEREAS, Seller acquired the subfranchise rights to the RE/MAX System for the State of Texas and Seller has successfully operated and built a valuable RE/MAX real-estate franchising business (“Business”) within such area pursuant to the following franchise agreements validly assigned to it: (i) Regional Franchise Agreement among RE/MAX of America, Inc. and Frank DeCicco for the Region No. 14 (Houston Region) dated February 8, 1997, (ii) Regional Franchise Agreement among RE/MAX of America, Inc. and Frank DeCicco for the Region No. 12 (West Texas Region) dated February 8, 1997, and (iii) Regional Franchise Agreement among RE/MAX of America, Inc. and RE/MAX 100 of TEXAS, Inc. for the Region No. 13 (Dallas/Ft. Worth Region) dated April 2, 1997, (collectively, the “Regional Franchise Agreements”); and

WHEREAS, each of the Partners is a beneficial and record owner of issued and outstanding partnership interests of Seller and will receive substantial personal benefit as a result of the transactions contemplated herein;

WHEREAS, it is a condition of Buyer to enter into and consummate the transactions contemplated herein that each of the Partners agree to the non-competition and other obligations provided for in Section 6.08 herein and agree to the indemnification obligations provided for in Article VIII herein; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell and assign to Buyer, the Purchased Assets (as defined in Section 2.01), in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 4.12.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any collection matter, claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including related to any claim for indemnification pursuant to Article VIII hereof.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Assigned Contracts” means the Franchise Agreements, the Intellectual Property Licenses and Contracts set forth in Section 2.03(b) of the Disclosure Schedule.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” means any pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” means all books and records, including, but not limited to, franchise and Franchisee related files, books of account, ledgers and general, financial and accounting records, customer and sales prospect lists, customer purchasing histories, price lists, distribution lists, supplier lists, data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, operational data and records, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitee” has the meaning set forth in Section 8.02.

“Buyer Indemnitee Cap Amount” has the meaning set forth in Section 8.07(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Designated Employees” has the meaning set forth in Section 6.05(a).

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“EBITDA” means the net income before interest, income taxes, depreciation and amortization of Seller for a defined period calculated in accordance with GAAP.

“EBITDA Add-Backs” means those items listed in Section 4.04(a) of the Disclosure Schedule.

“EBITDA Deductions” means those items listed in Section 4.04(a) of the Disclosure Schedule.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Claims” has the meaning set out in Section 2.02(i).

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Receivables” means the Accounts Receivable resulting from invoices sent by the Company to the Franchisees in the month of December 2012, and, broker service fees for December 2012 which are first invoiced by the Company in January 2013 and paid no later than February 28, 2013.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(n).

“Franchise Agreements” means the RE/MAX real estate franchise and license agreement and any other related agreements (including any addenda) and any renewals thereof, as may be amended from time to time, entered into between Seller or any predecessor and any Franchisee.

“Franchisee” means an owner of an individual real-estate brokerage office that is authorized pursuant to a Franchise Agreement to establish such office and operate a real-estate business under the RE/MAX name and RE/MAX Intellectual Property in the State of Texas.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor” means Richard Filip.

“Guaranty” has the meaning set forth in Section 10.13.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means, save and except for property listed as an Excluded Asset in Section 2.02 of the Disclosure Schedules, all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) e-mail addresses, internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or registry or Governmental Authority, and any internet login or identifier, including but not limited to, any social media screen names, accounts or handles; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements, other than the Regional Franchise Agreements, by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar or registry in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.02(d).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Limitations Period” for filing suit upon any indemnity claims shall mean the survival period for a representation or warranty plus 60 days, and, for filing suit upon any and all other matters two years and one day following Closing.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Suppliers” has the meaning set forth in Section 4.13(b).

“Multi-employer Plan” has the meaning set forth in Section 4.18(c).

“Owned Real Property” has the meaning set forth in Section 4.09 .

“Partners” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Transition Period” has the meaning set forth in Section 6.05(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.18(c).

“Real Property” means, collectively, any Owned Real Property and the Leased Real Property.

“Regional Franchise Agreements” has the meaning set forth in the recitals.

“Regional Franchise Agreements Release” has the meaning set forth in Section 10.14.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any residential or commercial real estate brokerage franchising or brokerage business, provided, however, that Restricted Business shall not include engaging in the property management business, rendering legal services in connection with the purchase, sale or leasing of real estate, acting as a real estate broker or as a sales associate so long as the broker’s or sales associate’s real estate license is not affiliated with (a) a nationally recognized real estate brand or (b) a real estate brokerage office with more than five brokers or sales associates combined, excluding the Partner.

“Restricted Period” has the meaning set forth in Section 6.08(a).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(k).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Indemnitee Cap Amount” has the meaning set forth in Section 8.07(a).

“Seller’s Software” means the software developed by Seller and referred to as “Office Online Stats”, “Regional Backoffice” and “Market Intelligence,” including the past, current, and future source code (compiled and decompiled) and algorithms (“Source Code”), all components and plug-ins in any form (“Components”), executable applications (“Executables”), modifications to the Source Code, Components, or Executables, and Intellectual Property rights to the Source Code, Components, and Executables.

“Software License Agreement” means a perpetual, royalty free license to use the Seller’s Software granted to Buyer as of and following Closing.

“Tangible Personal Property” has the meaning set forth in Section 2.02(b).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the State of Texas.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Transition Services Agreement, the Software License Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(v).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights listed in Schedule 2.01 hereof (collectively, the “Purchased Assets”).

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any other assets of the Seller, including the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Licenses, that are not Assigned Contracts (the “Excluded Contracts”);

(b) any furniture, fixtures, equipment, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”), other than such Tangible Personal Property listed in the exhibit to the Bill of Sale;

(c) any Owned Real Property and Leased Real Property;

(d) any inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(e) the seals, organizational documents, minute books, ownership books, Tax Returns, books of account or other records having to do with the organization of Seller;

(f) any Benefit Plans and assets attributable thereto;

(g) cash and cash equivalents of the Seller;

(h) the claims, demands, suits, causes of action or enforcement rights (“Excluded Claims”) of Seller as against third parties listed in the Disclosure Schedule in Section 2.02(h), and any settlement, recoveries, judgments, benefits, awards, damages, interest, costs, or other direct or indirect recovery arising out of or related to said Claims;

(i) Excluded Receivables;

(j) Seller’s Software; and

(k) the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) except as otherwise provided for in Section 2.04(d), all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date.

(b) Those Liabilities of Seller set forth on Section 2.03(b) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any equityholder or any Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.15; or (iii) other Taxes of Seller (or any equityholder or any Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any equityholder or any Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(f) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(g) any trade accounts payable of Seller (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(h) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(i) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(j) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(k) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Forty-Five Million Five Hundred Thousand and 00/100 Dollars ($45,500,000) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing Date.

Section 2.06 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as agreed by Buyer and Seller, negotiating in good faith, as soon as reasonably practicable after the Closing. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the allocation.

Section 2.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall be treated as delivered to Seller hereunder. Buyer must provide written notice to Seller at least 5 days in advance of Closing if it intends to withhold in order to invoke the right in this section to withhold tax.

Section 2.08 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Denver, Colorado, 80202, on the earlier of (i) December 31, 2012, or (ii) the next Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. Notwithstanding the foregoing, if one or more of the conditions to a party’s Closing provided for in Article VIII has not occurred on or by December 31, 2012, then such party shall not be compelled to close on December 31, 2012, unless such party waives such conditions to Closing which have not been met (which such party may choose to waive or not to waive in its sole discretion). The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) all of the Purchased Assets;

(ii) a general assignment and bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) an assignment in the form of Exhibit C hereto (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v) the Transition Services Agreement in the form of Exhibit D hereto (the “Transition Services Agreement”) and duly executed by Seller;

(vi) the Seller Closing Certificate;

(vii) the FIRPTA Certificate;

(viii) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(f) and Section 7.02(g);

(ix) evidence that, contemporaneously with Closing, Seller has filed the required paperwork with the Secretary of State for the State of Texas and any other Governmental Authority to change its name and d/b/a from “RE/MAX/KEMCO Partnership, L.P., d/b/a RE/MAX of Texas”;

(x) the Software License Agreement duly executed by Seller; and

(xi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Transition Services Agreement duly executed by Buyer;

(iv) the Buyer Closing Certificate;

(v) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Texas and has full partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority. (a) Seller has full partnership power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Each Partner has full partnership power and authority to enter into this Agreement and the other Transaction Documents to which such Partner is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Partner, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Partner enforceable against each Partner in accordance with its terms. When each other Transaction Document to which each Partner is or will be a party has been duly executed and delivered by each Partner (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each Partner enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller and each Partner of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the limited partnership agreement or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any Partner, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or any Partner is a party or by which Seller or any Partner or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Partner in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements.

(a) Complete copies of the audited financial statements consisting of the balance sheet of the Seller as at December 31, in each of the years 2009, 2010 and 2011 and the related statements of income and retained earnings, partners’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at November 30, 2012 and the related statements of income and retained earnings, partners’ equity and cash flow for the eleven-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Interim Financial Statements were prepared on a cash basis on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Audited Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated. The Interim Financial Statements fairly represent the results of the operations of the Business through the date thereon on a cash basis. The balance sheet of the Seller as of December 31, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of November 30, 2012 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The representations and warranties in Section 4.04 are subject to the disclosures in Section 4.04(a) of the Disclosure Schedule.

(b) Notwithstanding the foregoing, the Financial Statements include the payables, expenses and costs represented by the EBITDA Add-Backs and the revenue represented by the EBITDA Deductions. To the extent that the items represented by the EBITDA Add-Backs and EBITDA Deductions vary from GAAP, the Audited Financial Statements (i) vary from GAAP, and, (ii) fairly present the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated, as modified by the EBITDA Add-Backs and EBITDA Deductions. To the extent that, during the time period covered by the Interim Financial Statements, the EBITDA Add-Backs and EBITDA Deductions were inappropriately received, incurred or paid by Seller, the Interim Financial Statements fairly represent the results of the operations of the Business through the date thereon on a cash basis, as modified by the EBITDA Add-Backs and EBITDA Deductions.

Section 4.05 Undisclosed Liabilities. Seller has no Liabilities, except those which (a) are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) are identified in Section 4.05 of the Disclosure Schedules, or (c) have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Seller, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) practices and procedures with respect to collection of Accounts Receivable, other than the Excluded Receivables, establishment of reserves for uncollectible Accounts Receivable, other than the Excluded Receivables, accrual of Accounts Receivable, other than the Excluded Receivables, prepayment of expenses, payment of trade accounts payable, material change in cash management practices and policies, and accrual of other expenses and deferral of revenue;

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except as disclosed on Section 4.06(g) of the Disclosure Schedules;

(h) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(i) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k) material capital expenditures which would constitute an Assumed Liability;

(l) imposition of any Encumbrance upon any of the Purchased Assets;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Assigned Contracts by which the Company is bound or affected and for which the total consideration to be paid or received by the Company under such Assigned Contract exceeds $10,000 per annum (such Assigned Contracts, together with all Assigned Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Assigned Contracts relating to Intellectual Property set forth in Section 4.11(c) and Section 4.11(e) of the Disclosure Schedules, being “Material Contracts”).

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08(a) of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Seller or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Seller or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Seller or the Purchased Assets.

Section 4.09 Owned Real Property. Seller owns no real property used in or necessary for the conduct of the Business as currently conducted. Seller’s Affiliates listed in Section 4.09 of the Disclosure Schedules own real estate which is used in or necessary for the conduct of the Business as currently conducted (the “Owned Real Property”).

Section 4.10 Leased Real Property.

(a) Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business and are Purchased Assets. All required filings and fees related to the Intellectual Property Registrations listed in Section 4.11(a) of the Disclosure Schedule have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars or registrys, and all Intellectual Property Registrations listed in Section 4.11(a) of the Disclosure Schedule are otherwise in good standing. Seller has provided Buyer with access to true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations listed in Section 4.11(a) of the Disclosure Schedule.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, Seller owns exclusively, all right, title and interest in and to the Intellectual Property Assets listed in Section 4.11(a) of the Disclosure Schedule, free and clear of Encumbrances. Seller is in full compliance with all legal requirements applicable to the Intellectual Property Assets and Seller’s ownership and use thereof.

(c) Section 4.11(c) of the Disclosure Schedules lists all Intellectual Property Licenses which are Purchased Assets. Seller has provided Buyer with access to true and complete copies of all such Intellectual Property Licenses listed in Section 4.11(c) of the Disclosure Schedule. All such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(d) The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by Seller and proposed to be conducted by Buyer have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding Governmental Order.

(e) Section 4.11(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Seller has provided Buyer with access to true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

Section 4.12 Accounts Receivable. All accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”), other than the Excluded Receivables, are valid receivables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Except as disclosed in Section 4.12 of the Disclosure Schedule, all Accounts Receivable reflected in the Interim Financial Statements, other than the Excluded Receivables, are not subject to any setoffs or counterclaims at the aggregate recorded amounts thereof. Since January 1, 2012, there have not been any material write-offs as uncollectible of any Accounts Receivable reflected in the Interim Financial Statements except as listed in Section 4.12 of the Disclosure Schedule.

Section 4.13 Franchise Matters.

(a) Section 4.13(a) of the Disclosure Schedules sets forth with respect to each Franchisee of the Business (i) the name of the Franchisee, (ii) the address of the Franchisee; and (iii) a list of the Franchise Agreements with respect to all Franchisees. Except as set forth in Section 4.13(a) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Franchisees has terminated, or intends to terminate after the Closing, its Franchise Agreement or to otherwise terminate or materially reduce its relationship with the Business.

(b) To Seller’s knowledge, the franchise disclosure documents and related documentation (as amended and supplemented from time to time, collectively, the “FDDs”) for Franchisees and prospective franchisees who were solicited or sold a RE/MAX franchise or license by the Seller or any of its Affiliates (each a “Franchise”) complied in all material respects with all applicable Law at the time they were furnished to prospective Franchisees and throughout the period preceding execution and delivery of a Franchise Agreement. To Seller’s knowledge, the information in the FDDs at the time they were used by the Seller or of any of its Affiliates in connection with the solicitation, offer, grant, promotion or sale of Franchises was true and complete in all material respects and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To Seller’s knowledge, the FDDs have been amended or supplemented from time to time as required by applicable Law (including any amendments or supplements required prior to the Closing Date as a result of the transactions contemplated by this Agreement) and such amendments and supplements were timely and properly furnished to each applicable Governmental Authority and Franchisees or prospective franchisees as required by applicable Law.

(c) A true and correct copy of all FDDs used by Seller and its Affiliates for the years 2012, 2011, and 2010 have been made available to Buyer. Since the date of the most recent FDDs (dated May 1, 2012), to Seller’s knowledge, other than the transactions contemplated by this Agreement, there has been no material change in the business, financial condition, or affairs of the Seller or any of its

Affiliates, the Franchise programs and systems, or the Franchisees that would, taken as a whole, require an amendment or supplement to such FDDs prior to the date hereof. Except as provided for in Section 4.13(c) of the Disclosure Schedules, neither the Seller nor any of its Affiliates (whether by contract or pursuant to any applicable Law) has made (i) any material representations or material agreements with any Franchisee that (y) vary from the Franchise Agreement with such Franchisee and (z) are materially adverse to the Franchisee, or (ii) except as set forth in the FDDs, any written (or, to the knowledge of the Seller or any of its Affiliates, oral) representations to prospective Franchisees with respect to historical and/or prospective Franchisee sales, profits, or earnings.

(d) The Seller’s knowledge, Seller and its Affiliates (and any other Person soliciting, offering, granting, promoting or selling Franchises on behalf of the Seller or any of its Affiliates) are and have at all times been in all material respects in compliance with all Law applicable to the solicitation, offering, granting, promotion and sale of Franchises. To Seller’s knowledge, the he Seller and its Affiliates have complied and are complying in all material respects with all Law that relates to the regulation of the relationship between the Seller (or its Affiliates) and its (or their) Franchisees. To Seller’s knowledge, the Seller and its Affiliates have at all times operated in all material respects in compliance with all Franchise Agreements. Neither the Seller nor any of its Affiliates is in default in any material respect under or in breach of, nor in receipt of any written claim of default or breach under, any Franchise Agreement currently in effect. No event has occurred which with the passage of time or giving of notice or both would result in a material default, breach, or event of non-compliance by the Seller or any of its Affiliates under any Franchise Agreement currently in effect. Except as set forth on Section 4.13(d) of the Disclosure Schedule, neither the Seller nor any of its Affiliates has sent notice of breach to any Franchisee and, to the knowledge of the Seller and its Affiliates, there is no material breach by any other party to any Franchise Agreement currently in effect.

(e) Except as set forth on Section 4.13(e) of the Disclosure Schedule, none of the Franchise Agreements contains any grant of exclusive rights to a territory designated therein, or other exclusive right, which conflicts with any grant of exclusive rights to a territory or other exclusive right granted under any other Franchise Agreement.

(f) The Seller and its Affiliates, prior to the date of Closing, have at all times collected, maintained, administered, managed, directed, spent and utilized all advertising and marketing funds (including any advertising cooperative funds, if any) contributed by or received from Franchisees in accordance with the Franchise Agreements and applicable Law. Except as set forth on Section 4.13(f) of the Disclosure Schedule, no Franchisee has asserted a written claim of the Seller or any of its Affiliates’ breach of any Franchise Agreements currently in effect with respect to such advertising or marketing funds and the Seller and its Affiliates do not have any knowledge of any threat or notice of such a claim of breach of any Franchise Agreements currently in effect.

(g) Each Franchise Agreement is not dissimilar in any way that is both (i) materially adverse to the Franchisee with respect to the form of Franchise Agreement attached to the FDD or similar document that was delivered to the Franchisee in connection with the solicitation, offering, granting, promotion and sale of the applicable Franchise, and (ii) would give rise to a claim of misrepresentation by Seller in connection with the solicitation, offering, granting, promotion and sale of the applicable Franchise. A true and correct copy of each and every amendment, change, addendum, or modification of any kind to such form of Franchise Agreement which has been entered into by the Seller or any of its Affiliates has been made available to the Buyer.

(h) Except as set forth on Section 4.13(h) of the Disclosure Schedule, there are no written or, to the Seller or any of its Affiliates’ knowledge, material oral claims made by Franchisees and received by the Seller or any of its Affiliates which remain unresolved, including any claims which assert that any information in any FDD or similar document was untrue, misleading, or incomplete at the time such FDD or similar document was in use.

(i) The Seller and its Affiliates have obtained all authorizations and qualifications from Governmental Authorities that are required in order for the Seller and its Affiliates to currently offer, sell and grant (prior to the Closing only) Franchises and such authorizations and qualifications remain currently effective and in good standing.

(j) Except as identified in Section 4.13(j) of the Disclosure Schedules, the Seller is not (i) a guarantor or party to an agreement pursuant to which the Seller or any of its Affiliates is directly or contingently liable (as a co-signor or otherwise) for any obligation of any Franchisee, (ii) a lessor or sublessor of any real or personal property to any Franchisee, or (iii) a party to any written financing arrangement with any Franchisee.

(k) Except as set forth on Section 4.13(k) of the Disclosure Schedule, the Seller and its Affiliates have at all times complied in all material respects with, and neither the Seller nor any of its Affiliates has received any written notice from, any Governmental Authority with respect to any violation or alleged violation of, any Law which govern the offer, sale, terms, operation, advertisement, modification, renewal, transfer, or termination of franchises and business opportunities, including the FTC Regulation entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” (16 CFR 436.1 et seq.) and all applicable state and foreign franchise disclosure and/or registration laws, franchise termination laws, franchisee rights laws, franchise relationship laws, business opportunity laws, similar laws of other jurisdictions and all material regulations promulgated under the foregoing.

(l) Except as set forth on Section 4.13(l) of the Disclosure Schedule, the transactions contemplated by this Agreement will not require the approval or consent of any Franchisee. Except as set forth on Section 4.13(l) of the Disclosure Schedule, no Franchise Agreement is subject to any right of rescission or termination. Section 4.13(l) of the Disclosure Schedule sets forth a true and complete list of any written assertion by a Franchisee of (i) a right of rescission or termination or (ii) an intention to cease operating its Franchise or not renew its Franchise, in either case that has not been finally resolved by the parties and is still outstanding.

(m) Neither the Seller nor any of its Affiliates has sold, assigned, transferred, conveyed, pledged, granted a security interest in, or otherwise disposed of any interest in any of the Franchise Agreements or any of its or their rights thereunder. The Seller or its Affiliates own the rights of the franchisor under the Franchise Agreements, free and clear of any Encumbrances.

Section 4.14 Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (collectively, the “Insurance Policies”); and (b) a list of all pending claims and the claims history for Seller since January 1, 2010. Except as set forth on Section 4.14 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its

Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.15 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.15(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Seller; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Seller. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.15(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.16 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17 Employment Matters.

(a) Section 4.17(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.17(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b) Seller is and has been in compliance with the terms of all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business qualify as and are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws qualify as and are properly classified. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

Section 4.18 Taxes . Except as set forth in Section 4.18 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets is property that Seller is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or any Partner.

Section 4.20 Full Disclosure. No representation or warranty by Seller or any Partner in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02 Authority of Buyer. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its franchisees, employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of its business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations when due;

(c) other than the Excluded Receivables, continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain its properties and assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect properties and assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of its business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Seller.

Section 6.03 No Solicitation of Other Bids.

(a) No Seller or Partner shall, nor shall any such Person authorize or permit any of their respective Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller and each Partner shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business, the Purchased Assets or the Seller.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by such Person or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller and each Partner agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller and each Partner shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or a Partner hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller shall terminate the employees of the Business agreed to by Buyer and Seller who are actively at work on the Closing Date and Buyer shall offer employment, on an “at will” basis, to any of such employees for a period of three months thereafter (the “Post-Closing Transition Period”). Buyer shall maintain the employment of any such employees actually employed by Buyer for the duration of the Post-Closing Transition Period, provided, however, that Buyer may terminate the employment of any such employee for cause. After the Post-Closing Transition Period, at the Buyer’s sole and absolute discretion, Buyer intends to offer employment, on an “at will” basis, to the Chief Operating Officer of the Seller (with the position of “Regional Director”) and certain business development and franchise sales personnel designated by the Buyer at its sole discretion (collectively, the “Designated Employees”).

(b) Except as provided for in the Transition Services Agreement, Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date or, solely with respect to severance payments from Seller (if any), shall be paid following Closing as allowed by law.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.06 Post-Closing Use of Leased Property. Subject to the terms and conditions of the Transition Services Agreement, commencing on the Closing Date and for a period of at least six months thereafter, Buyer shall have the right to use, on a rent-free basis and regardless of whether the following constitute Purchased Assets: (i) all owned and/or leased real property of the Seller that was used by the Seller for the operation of the Business prior to the Closing Date and (ii) all furniture, fixtures, computers, equipment, and other personal property of the Seller, to the extent that the same were used for the operation for the Business prior to the Closing Date. Seller must give written notice of its intent to use or occupy such property referenced in (i) and (ii), above, prior to Closing. If Buyer abandons use of any property described in (i) or (ii), above, Buyer’s right to use the same terminates.

Section 6.07 Confidentiality. From and after the Closing, Seller and each Partner shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller or such Partner can show that such information (a) is generally available to and known by the public through no fault of Seller or such Partner, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller or such Partner, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, a Partner or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or such Partner shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller or such Partner is advised by its counsel in writing is legally required to be disclosed, provided that Seller or such Partner shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.08 Non-competition; Non-solicitation.

(a) For a period of one year commencing on the Closing Date (the “Restricted Period”), none of the Seller or any Partner shall, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, franchisee, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client, franchisee, or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller and the Partners may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or such Partner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person and (ii) any of the Partners or their Affiliates may also operate a RE/MAX franchise pursuant to a Franchise Agreement or engage in the real estate business as a RE/MAX broker or RE/MAX agent.

(b) During the 90 days following Closing, none of the Seller or any Partner shall, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment (except an employee who Buyer terminated during the Restricted Period), except (i) a person to whom Seller has paid severance under Section 6.05(b), or (ii) pursuant to a general solicitation which is not directed specifically to any such employees.

(c) Seller and each Partner acknowledge that a breach or threatened breach of this Section 6.08 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller and any Partner of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller and each Partner acknowledge that the restrictions contained in this Section 6.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.09 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller, each Partner, and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.09 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.10 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of one year after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of two years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any Law.

Section 6.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.12 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.13 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.14 Receivables.

(a) From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable, other than the Excluded Receivables, or any other Purchased Assets, Seller or its Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof.

(b) From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Receivables, Buyer or its Affiliate shall remit any such funds to Seller within five Business Days after its receipt thereof less any amount relating to such Excluded Receivables owing to Buyer pursuant to the Regional Franchise Agreements. Notwithstanding the foregoing, for the avoidance of doubt, (i) Seller shall remain obligated, both pre-Closing and post-Closing, to pay, and shall pay, to Buyer the amounts due under the Regional Franchise Agreements with respect to the Excluded Receivables and (ii) payments of Excluded Receivables that are received from a Franchisee between Closing and February 28, 2013 will be applied in the following order (without setoff or reduction by Buyer except as allowed by 10.14) if the payment contains no specific direction as to how to apply the payment: first, to the December Administrative Fee until the Franchisee’s December Administrative Fee is paid in full; second, to the December Broker Service Fee until the Franchisee’s December Broker Service Fee is paid in full, third to the Institutional Promotional Fund Fee until the payee’s December Institutional Promotional Fund Fee is paid in full; fourth, in whatever manner Buyer shall direct. If a Franchisee’s payment contains specific direction as to how to apply all or any portion of the payment to be applied to a particular invoice, fee or note payment, the funds shall be applied in accordance with the direction of the Franchisee. All payments received from Franchisees commencing from January 1, 2013 to January 15, 2013 shall be deposited in a bank account designated by Seller and Seller shall disburse to Buyer on a weekly basis any portion of such payments due Buyer in accordance with this paragraph. All payments received from Franchisees commencing on January 16, 2013 and thereafter shall be deposited in a bank account designated by Buyer, and Buyer shall disburse to Seller on a weekly basis any portion of such payments due Seller in accordance with this paragraph.

(c) Following the Closing, Seller and each Partner shall, and shall cause their Affiliates to, utilize commercially reasonable efforts to assist Buyer in the collection of any and all Accounts Receivable, other than the Excluded Receivables, that remain outstanding as of the Closing Date.

Section 6.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.16 Tax Clearance Certificates. Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.17 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.18 Additional Named Insured. Following the Closing for a period of four years, Buyer shall list Seller as an additional named insured on its policies of insurance covering errors and omissions exclusively as it relates to transactions involving commercial real estate.

Section 6.19 Ad Fund. As soon as practicable following the Closing but in no event later than January 31, 2012, Seller shall cause RE/MAX Institutional Promotional Fund, Inc. (“Seller Ad Fund”) to transfer the Seller Ad Fund to RE/MAX Texas Ad Fund, Inc. (“Buyer Ad Fund”) for $1.00 and on such other terms as are reasonably agreeable in good faith to Seller and the Buyer Ad Fund, including that the Seller Ad Fund’s obligations to perform under its contracts are assumed by the Buyer Ad Fund. The parties acknowledge that the assets of the Seller Ad Fund are held for the benefit of third-party brokers and agents. The representations, warranties and indemnification obligations of Seller and the guaranty obligation of Richard Filip in such agreement shall be on terms substantially similar to those provided for in this Agreement, and, shall not exceed, when aggregated with any indemnity claims related to the transactions contemplated in this Purchase Agreement, the limitations on indemnity and any guaranty provided in this Purchase Agreement. Notwithstanding the foregoing, the guaranty provided by Richard Filip shall exclusively apply to the obligations of the Seller or its Affiliates as to the Seller Ad Fund solely as it relates to indemnitees for third party claims, and, all other indemnity claims as to the Seller Ad Fund are excluded from the scope of Richard Filip’s guaranty.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller and the Partners contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.21, the representations and warranties of Seller and the Partners contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller and the Partners contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller and the Partners shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller and the Partners shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) Buyer shall have received the necessary consent and/or waiver from JP Morgan Chase Bank pursuant to that certain Credit Agreement, enabling Buyer to consummate the transactions contemplated by this Agreement. Buyer must notify Seller by 5 p.m. on December 27, 2012, if the requisite approval has not been received.

(f) Buyer shall have received all requisite limited liability company approvals and any additional approvals required from Buyer’s Affiliates including, but not limited to, approval from the Buyer’s board of managers.

(g) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(h) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(i) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by all of the partners of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(m) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(n) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement, and Buyer shall have completed its due diligence and deemed itself satisfied with the results thereof, in its sole and absolute discretion, including assurance that the consummation of the transactions will not result in any of the ten largest Franchisees terminating its contract with the Company.

(o) Buyer shall have completed and, in its sole discretion, been satisfied in all respects with the results of its ongoing due diligence investigation of the Seller and the Purchased Assets, including but not limited to its profitability, business, assets, operations, properties, financial condition, actual and contingent liabilities, prospects and material agreements.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing. Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival/Suit. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 4.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein. All suits upon claims for indemnity must be initiated within the Limitations Period, or the same are waived; provided, for the avoidance of doubt, that any suits upon claims for indemnity initiated within the Limitations Period shall be permitted to continue until a final determination has been reached (including with respect to any appeals related thereto), regardless of whether such suits ultimately extend beyond the Limitations Period.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising prior to the Closing Date; or

(e) Seller shall indemnify and hold the Buyer Indemnitees harmless against any and all Losses arising directly or indirectly from any allegation, claim or complaint that is the result of, or in connection with, Seller’s conduct of its business under the Regional Franchise Agreements up to and including the Closing Date, the exercise of its rights and carrying out of its obligations under the Regional Franchise Agreements (including any claims attributable to the conduct of a Franchisee or Sales Associate or any of their employees, or any claims brought by a prospective or actual Franchisee and/or government agency concerning Seller’s solicitation and other dealings with prospective and actual Franchisees) up to and including the Closing Date.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) any Assumed Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates, but with respect to the Purchased Assets, only to the extent that such Third Party Claim arises on or after the Closing Date.

Section 8.04 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party but may not settle a claim under (x) without the consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Indemnification Limitations.

(a) Notwithstanding anything contained in this Agreement to the contrary, except for claims arising from, related to or associated with fraud or intentional misrepresentation, (i) the Buyer Indemnitees, as a group, shall not be entitled to indemnification for any Losses under this Article 8 in excess of the sum of $5,000,000 (the “Buyer Indemnitee Cap Amount”), and (ii) the Seller Indemnitees, as a group, shall not be entitled to indemnification for any Losses under this Article 8 in excess of $5,000,000 (the “Seller Indemnitee Cap Amount”).

(b) In the event that Seller would have, but for this subsection, an obligation to pay indemnity to or for a Buyer Indemnitee under this Article 8, no indemnity payments shall be owed by Seller, notwithstanding the other sections in this Article 8, until the aggregate of all indemnity payments owed under this Article 8 to Buyer Indemnitees, in the aggregate, by Seller exceeds $75,000, in the aggregate. In the event that the amount of indemnity payments owed by Seller to Buyer Indemnitees, in the aggregate, exceeds $75,000, in the aggregate, Seller shall be liable to pay the excess above $75,000 to the full amount of the Buyer Indemnitees Cap Amount.

(c) In the event that Buyer would have, but for this subsection, an obligation to pay indemnity to or for a Seller Indemnitee under this Article 8, no indemnity payments shall be owed by Buyer, notwithstanding the other sections in this Article 8, until the aggregate of all indemnity payments owed under this Article 8 to Seller Indemnitees, in the aggregate, by Buyer exceeds $50,000, in the aggregate. In the event that the amount of indemnity payments owed by Buyer to Seller Indemnitees, in the aggregate, exceeds $50,000, in the aggregate, Buyer shall be liable to pay the excess above $50,000 to the full amount of the Seller Indemnitees Cap Amount.

(d) The limitations in this Section 8.07 apply to all obligations of Seller, in the aggregate, to provide indemnity under this Purchase Agreement, the Transaction Documents, and in relation to the transaction referenced in Section 6.19 (“Global Seller Indemnity Obligations”), such that sub-section (b) provides a limitation on the first $75,000 in Global Seller Indemnity Obligations, and, subsection (c) provides an absolute cap to Global Seller Indemnity Obligations.

(e) The limitations in Section 8.07 apply to all obligations of Buyer, in the aggregate, to provide indemnity under this Purchase Agreement, the Transaction Documents, and in relation to the transaction referenced in Section 6.19 (“Global Buyer Indemnity Obligations”), such that the provisions of sub-section (a) provide an absolute cap on Global Buyer Indemnity Obligations.

Section 8.08 Exclusive Remedies. Subject to Section 6.08 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.09 Effect of Closing. The Seller or Buyer may elect to proceed with Closing despite the non-occurrence of a condition precedent to such party’s obligation to close. A party who proceeds to Closing with knowledge that one or more of its conditions precedent to Closing have not occurred (“Closing Party”) waives any and all such conditions precedent to Closing which have not occurred, and corresponding indemnity claims otherwise allowed under Article VIII, unless written notice of the condition which has not occurred is given by the Closing Party to the other party prior to Closing asserting the non-waiver of the condition (“Notice of Non-Waiver”). The Closing Party who timely delivers a Notice of Non-Waiver may, after Closing, pursue indemnity claims subject to the terms in Article VIII, hereof, arising from the claims identified in the Notice of Non-Waiver.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) the Closing does not occur on or before December 31, 2012;

(iv) Buyer determines that a substantial factual basis exists which would support an indemnity claim in favor of Seller if Closing occurred as provided in this Agreement, or Buyer receives a Notice of Non-Waiver under section 8.09.

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) the Closing does not occur on or before December 31, 2012;

(iv) Buyer gave notice, under Section 7.02(e), that the approvals mentioned in Section 7.02(e) were not received by December 27, 2012;

(v) Buyer provides notice under Section 2.07 that it will withhold taxes from the payments made to Seller; or,

(vi) Seller determines that a substantial factual basis exists which would support an indemnity claim in favor of Buyer if Closing occurred as provided in this Agreement, or Seller receives a Notice of Non-Waiver under section 8.09.

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 6.06 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	18000 Groschke Road, #A-7 Houston, Texas 77084 E-mail: richard@remaxtexas.com Attention: Richard Filip

with a copy to:	GAUNTT, EARL & BINNEY, LLP 1400 Woodloch Forest Drive, Suite 575 The Woodlands, Texas 77380 E-mail: steven.earl@geblawyers.com Attention: Steven C. Earl

If to Buyer:	RE/MAX, LLC 5075 S. Syracuse Street Denver, CO 80237 E-mail: glewis@remax.com Attention: Geoff Lewis, Senior Vice President/Chief Legal Officer

with a copy to:	DAVIS GRAHAM & STUBBS LLP 1550 17th Street, Suite 500 Denver, CO 80202 E-mail: jeff.brandel@dgslaw.com Attention: Jeffrey R. Brandel, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.08(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Guaranty.

(a) In order to induce Buyer to consent to the transactions contemplated by this Agreement, and in consideration of the direct and indirect benefits that will be received by Guarantor, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor hereby unconditionally guarantees the full and prompt payment and performance when due of any payments or other obligations of the Seller due to the Buyer which: (i) accrue during the 90 days following Closing (“Guaranty Claim”), (ii) are enforceable against Seller, and, (iii) the specific factual basis for such Guaranty Claim is included in a written notice to Guarantor from Buyer within the first 90 days following Closing (“Guarantor Claim Notice”). Claims which are not Guarantor Claims properly identified in a timely Guarantor Claim Notice are waived. Suit on any Guaranty Claims are waived if not filed by the 90th day following Closing. Guaranty Claims are subject to the limitations on indemnity and other provisions of Section 8.07. Guarantor further agrees to pay all reasonable expenses and attorneys’ fees paid or incurred by Buyer in enforcing this Section 10.13 (the “Guaranty”). Guarantor acknowledges and agrees that Buyer is relying on the agreements of Guarantor set forth in this Section 10.13 and, but for this Section 10.13, Buyer would not consent to the transactions contemplated by, and would not execute and enter into, this Agreement.

(b) This Guaranty is an absolute, and complete, and no amendment of this Agreement (other than a valid amendment to this Section 10.13) shall affect Guarantor’s obligations hereunder, but the obligations of Guarantor hereunder shall remain in full force and effect. This Guaranty shall be fully binding upon and enforceable against Guarantor.

(c) This Guaranty may be enforced by Buyer without first maintaining an action against Seller, and without joining the Seller in any such action, provided that, Guarantor shall be able to assert the limitations of Section 8.07 as though it were Seller. Guarantor may not rescind or revoke its obligations hereunder. The liability of Guarantor under this Section 10.13 shall be absolute, unconditional and irrevocable.

Section 10.14 Regional Franchise Agreements Termination and Release. The liabilities, obligations, costs, and expenses of Seller under the Regional Franchise Agreements are terminated as of Closing, and, Seller is released from any and all liability, obligation, cost or expense under the Regional Franchise Agreements except for (i) the obligations of Seller under Sections 6.14 and 8.02 of this Agreement and (ii) the obligations of Seller to pay to Buyer the amounts due under the Regional Franchise Agreements with respect to Excluded Assets.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RE/MAX/KEMCO Partnership, L.P., d/b/a RE/MAX of Texas

By:	KEMCO Management, LLC, its General Partner

By	/s/ Richard J. Filip
Name:	Richard J. Filip
Title:	Manager

RE/MAX, LLC

By	/s/ David L. Liniger
Name:	David L. Liniger
Title:	Chairman

PARTNERS:

/s/ Richard J. Filip
Richard J. Filip

/s/ Charles El-Moussa
Charles El-Moussa

/s/ Brian Parker
Brian Parker

/s/ Philip Leung
Philip Leung